Exhibit A:  Attachment to Item 77E
Legal Proceedings

As part of the In Re Mutual Funds Investment
Litigation pending in the U.S. District Court for the District of Maryland (the "MDL Court"), PBHG
Funds, it investment adviser, Liberty Ridge Capital,
Inc. ("Liberty Ridge Capital"), and Liberty Ridge
Capital's affiliates, and/or certain related and unrelated parties have been named as defendants in a Class Action Suit ("Class Action Suit") and a separate Derivative Suit ("Derivative Suit")
(together the "MDL Litigation"). The MDL Litigation consolidates and coordinates for pre-trial matters a number of individual class action suits and derivative suits based on similar claims, which previously had been filed against the PBHG Funds, Liberty Ridge Capital and/or certain related parties in other jurisdictions, and had been transferred to the MDL Court. Consolidated complaints in the Class
Action and Derivative Suits were filed in the MDL
Litigation on September 29, 2004 (MDL 1586).
The MDL Litigation and the previously filed suits are primarily based upon allegations that the defendants engaged in or facilitated market timing of the PBHG Funds, and also made selective disclosure of confidential portfolio information to certain defendants and other parties. The MDL
Litigation alleges a variety of theories for recovery, including but not limited to: (i) violations of various provisions of the Federal securities laws; (ii) breaches of fiduciary duty;
and (iii) false or misleading prospectus disclosure.
The MDL Litigation requests compensatory and punitive damages. In addition, the Derivative Suit requests, as described in more detail below, the removal of each of the Trustees of the PBHG Funds, the removal of Liberty Ridge Capital as investment adviser of the PBHG Funds, the removal of PBHG Fund
Distributors as distributor of the PBHG Funds' shares, rescission of the management and other contracts between PBHG Funds and the defendants, and rescission of the PBHG Funds' 12b-1 Plan.
The designated lead plaintiffs in these cases filed consolidated amended complaints for the class actions and the derivative actions with the MDL
Court on September 29, 2004. The consolidated amended complaint for the class action suits names as defendants: PBHG Funds; Old Mutual plc and certain of its subsidiaries, including Liberty Ridge
Capital, Old Mutual Fund Services (formerly known as
PBHG Fund Services), Old Mutual Shareholder
Services, Inc. (formerly known as PBHG Shareholder
Services, Inc.) and Old Mutual Investment Partners
(formerly known as and also currently doing business as PBHG Fund Distributors); SEI Investments
Distribution Company; Gary L. Pilgrim; Harold J.
Baxter; certain alleged market timers; certain broker-dealers, clearing brokers and financial institutions; and certain John Doe defendants. The consolidated amended class action complaint alleges violations of: Sections 11, 12 and 15 of the Securities Act of 1933, as amended; Sections 10 and
20 and Rule 10b-5 under the Securities Exchange Act of 1934, as amended; Sections 34, 36 and 48 of the Investment Company Act of 1940, as amended (the
"1940 Act"); and common law breach of fiduciary duty, fraud, aiding and abetting breach of fiduciary duty and unjust enrichment. The complaint requests compensatory damages (including interest), punitive damages, disgorgement and restitution, as well as costs and expenses of litigation, including reasonable attorney's fees and expert fees.
The consolidated amended complaint for the derivative action suits names as defendants: PBHG
Funds (as nominal defendant); the Trustees of PBHG
Funds; Liberty Ridge Capital, Old Mutual Investment
Partners, Old Mutual Fund Services and certain other subsidiaries of Old Mutual plc; Gary L. Pilgrim;
Harold J. Baxter; and certain other alleged market timers, broker-dealers and other financial institutions. The consolidated amended derivative complaint alleges violations of: Sections 36, 47 and 48 of the 1940 Act; Sections 206 and 215 of the
Investment Advisers Act of 1940, as amended; and common law breach of fiduciary duty, aiding and abetting breach of fiduciary duty, breach of contract, interference with contract, unjust enrichment and civil conspiracy. The complaint requests the removal and replacement of the Trustees; removing PBHG Funds' adviser and distributor; rescinding PBHG Funds' management and other contracts with PBHG Funds' adviser, distributor and other defendants; rescinding PBHG
Funds' 12b-1 plans; disgorgement of management fees and other compensation paid to PBHG Funds' adviser and its affiliates; monetary damages, including punitive damages, together with interest; and fees and expenses of litigation, including reasonable attorney's and experts' fees.
While the cases that comprise the MDL Litigation have been transferred to one district and consolidated and coordinated into one proceeding, the individual cases have been consolidated and coordinated only for pre-trial purposes. The transferee court, and the parties, have not yet addressed the issues of whether, following pre-trial proceedings, the individual cases will then be remanded back to the transferor court for trial. As a result, the lawsuits described in Exhibit C of the PBHG Funds' statements of additional information are still considered to be pending.